Exhibit 99.1

Zynerba Pharmaceuticals Reports Fourth Quarter and Full Year 2020 Financial Results and Operational Highlights

DEVON, Pa., March 10, 2021 – Zynerba Pharmaceuticals, Inc. (Nasdaq: ZYNE), the leader in innovative pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders, today reported financial results for the fourth quarter and full year ended December 31, 2020, and provided an overview of recent operational highlights and a pipeline update.

“We expect to make significant progress in 2021 on all four indications for which we are developing Zygel, including initiating a pivotal trial in patients with Fragile X syndrome who have a highly methylated FMR1 gene to confirm the positive results in this population of responders in the CONNECT-FX trial,” said Armando Anido, Chairman and Chief Executive Officer of Zynerba. “Screening in the INSPIRE trial of patients with 22q11.2 deletion syndrome has resumed now that COVID-19 restrictions in Australia have begun to ease. Once enrollment is complete we will update our expectation on when we will see topline results for this trial.”

Operational Highlights and Pipeline Update

Zygel™ in Fragile X Syndrome (FXS)

▪	Zynerba expects to initiate a single double-blind, placebo-controlled pivotal trial before the end of 2021 in patients with FXS who have a highly methylated FMR1 gene to confirm the positive results observed in this population of responders in the CONNECT-FX trial. The Company believes that positive results from this confirmatory pivotal trial will be sufficient to support the submission of a New Drug Application for Zygel in FXS. (Press release)

▪	Zynerba will review the trial design and protocol for the new confirmatory pivotal trial through a Type C meeting with the U.S. Food and Drug Administration (FDA) in the first half of 2021.

Zygel in 22q11.2 Deletion Syndrome (22q)

▪	The Company has initiated a second clinical site in Australia for the 14-week open label Phase 2 INSPIRE trial in children and adolescents with genetically confirmed 22q.

▪	As the COVID-19-related restrictions in Australia are easing, the Company has resumed screening of patients for this trial. Once enrollment is complete, a timeframe for disclosing topline results of the trial will be provided. In September 2020, the Company was granted orphan drug designation from the FDA for the use of cannabidiol for the treatment of 22q.

Zygel in Autism Spectrum Disorder (ASD)

▪	In the first half of 2021, Zynerba intends to discuss with the FDA data supporting the potential efficacy of Zygel in ASD, including the results of the Phase 2 BRIGHT trial in children and adolescents with moderate to severe ASD, to determine the regulatory path forward.

Zygel in Developmental and Epileptic Encephalopathies (DEE)

▪	Zynerba expects to conduct an observational trial that will help finalize target syndrome selection in one or more DEE syndromes in 2021.

Zynerba concluded its iterative discussions with the FDA utilizing their ‘Written Response Only’ (WRO) meeting format regarding the clinical pathway for Zygel in DEE during which the FDA expressed support for a development program which would evaluate the treatment of focal-impaired awareness seizures (FIAS) and tonic-clonic seizures (TCS). Due to the heterogeneity of patients who fall under the DEE umbrella, Zynerba will pursue individual syndromes rather than considering DEE as a single disorder or condition (Press release). The Company expects to conduct an observational trial that will help finalize target syndrome selection in one or more DEE syndromes by the end of 2021.

▪	New efficacy data presented at the 2020 annual meeting of the American Epilepsy Society show strong evidence of seizure reduction.

The new efficacy data from the Phase 2 BELIEVE trial (Open Label Study to Assess the Safety and Efficacy of Zygel Administered as a Transdermal Gel to Children and Adolescents with DEE) describe strong evidence of seizure reduction over 12 months of treatment, including a 73% median reduction from baseline in FIAS and TCS seizure frequency at month 12. Furthermore, in the subgroup of patients with ASD, Zygel demonstrated meaningful reductions in FIAS and TCS seizures, with most children reaching either the 35% or 50% responder threshold by month three and month six, respectively.

The data also show that Zygel improved the profound sleep disturbance experienced by patients with DEE who were enrolled in the trial (Press release).

Fourth Quarter and Full Year 2020 Financial Results

Research and development expenses were $5.6 million for the fourth quarter of 2020, including stock-based compensation of $0.6 million. General and administrative expenses were $4.6 million in the fourth quarter of 2020, including stock-based compensation expense of $0.6 million. The net loss for the fourth quarter of 2020 was $9.6 million with basic and diluted loss per share of $(0.33).

Research and development expenses were $35.7 million for full year 2020, including stock-based compensation of $2.2 million. General and administrative expenses were $16.4 million for full year 2020, including stock-based compensation expense of $3.0 million. The net loss for the full year 2020 was $51.3 million with basic and diluted net loss per share of $(1.90).

Financial Outlook

As of December 31, 2020, cash and cash equivalents were $59.2 million, compared to $70.1 million as of December 31, 2019. In August 2019, we entered into a Controlled Equity Offering Sales AgreementSM, or the 2019 Sales Agreement, with Cantor Fitzgerald & Co., Canaccord Genuity, LLC, H.C. Wainwright & Co. LLC and Ladenburg Thalmann & Co. Inc., as sales agents pursuant to which we may sell, from time to time, up to $75.0 million of our common stock. In the fourth quarter of 2020, we sold and issued 558,089 shares of our common stock under the 2019 Sales Agreement in the open market resulting in gross proceeds of $1.9 million and net proceeds of $1.9 million, after deducting commissions and offering expenses. From January 1, 2021 through February 9, 2021, we have sold and issued 10,244,326 shares of our common stock under the 2019 Sales Agreement in the open market resulting in gross proceeds of $43.2 million and net proceeds of $42.2 million, after deducting commissions and offering expenses. As of February 9, 2021 we have utilized the entire $75 million authorized under the 2019 Sales Agreement, which was terminated pursuant to its terms.

Management believes that cash and cash equivalents, including the $42.2 million in net proceeds from issuances between January 1 and February 9, 2021 under the 2019 Sales Agreement, are sufficient to fund operations and capital requirements well into the first half of 2024.

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals is the leader in innovative pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders. We are committed to improving the lives of patients and their families living with severe, chronic health conditions including Fragile X syndrome, autism spectrum disorder, 22q11.2 deletion syndrome, and a heterogeneous group of rare and ultra-rare epilepsies known as developmental and epileptic encephalopathies. Learn more at www.zynerba.com and follow us on Twitter at @ZynerbaPharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, incentive and other tax credit eligibility, collectability and timing, and availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development programs; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; clinical results for the Company’s product candidates may not be replicated or continue to occur in additional trials and may not otherwise support further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration and foreign regulatory agencies may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company’s ability to obtain and maintain regulatory approval for its product candidates, and the labeling under any such approval; the Company’s reliance on third parties to assist in conducting pre-clinical and clinical trials for its product candidates; delays, interruptions or failures in the manufacture and supply of the Company’s product candidates the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates; the timing and outcome of current and future legal proceedings; and the extent to which health epidemics and other outbreaks of communicable diseases, including COVID-19, could disrupt our operations or adversely affect our business and financial conditions. This list is not exhaustive and these and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ZYNERBA PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)
	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Operating expenses:
Research and development	$5,616,412	$7,457,953	$35,654,994	$20,384,049
General and administrative	4,573,114	3,958,211	16,407,548	13,935,761
Total operating expenses	10,189,526	11,416,164	52,062,542	34,319,810
Loss from operations	(10,189,526)	(11,416,164)	(52,062,542)	(34,319,810)
Other income (expense):
Interest income	4,926	295,140	243,992	1,522,138
Foreign exchange gain (loss)	566,890	406,033	481,719	(145,911)
Total other income (expense)	571,816	701,173	725,711	1,376,227
Net loss	$(9,617,710)	$(10,714,991)	$(51,336,831)	$(32,943,583)

Net loss per share - basic and diluted	$(0.33)	$(0.46)	$(1.90)	$(1.50)

Basic and diluted weighted average shares outstanding	29,299,233	23,191,428	27,022,931	22,000,203

Non-cash stock-based compensation included above:
Research and development	$604,603	$456,420	$2,194,888	$2,371,998
General and administrative	639,514	751,253	2,982,639	3,189,897
Total	$1,244,117	$1,207,673	$5,177,527	$5,561,895

ZYNERBA PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$59,157,187	$70,063,242
Incentive and tax receivables	9,042,586	14,613,969
Prepaid expenses and other current assets	5,166,401	2,378,812
Total current assets	73,366,174	87,056,023
Property and equipment, net	585,403	362,724
Right-of-use assets	105,199	345,849
Total assets	$74,056,776	$87,764,596
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,522,716	$4,740,981
Accrued expenses	11,280,843	7,073,506
Lease liabilities	109,689	243,677
Total current liabilities	13,913,248	12,058,164
Lease liabilities, long-term	—	109,689
Total liabilities	13,913,248	12,167,853

Stockholders' equity:
Common stock	29,975	23,211
Additional paid-in capital	262,286,008	226,409,156
Accumulated deficit	(202,172,455)	(150,835,624)
Total stockholders' equity	60,143,528	75,596,743
Total liabilities and stockholders' equity	$74,056,776	$87,764,596

Zynerba Contacts

Jim Fickenscher, CFO and VP Corporate Development

Zynerba Pharmaceuticals

484.581.7483

fickenscherj@zynerba.com

Peter Vozzo

Westwicke/ICR

Office: 443.213.0505

Cell: 443.377.4767

Peter.Vozzo@Westwicke.com